Exhibit 10.5

INVESTORS BANCORP, INC.
EMPLOYMENT AGREEMENT
FOR
SEAN BURKE

This Amended and Restated Employment Agreement is effective as of the 26th day of January 2015, by and between Investors Bancorp, Inc., a Delaware corporation (the “Company”), which is the holding company for Investors Savings Bank (the “Bank”), and Sean Burke (“Executive”).
WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement; and
WHEREAS, in order to induce the Executive to accept employment with the Company and to provide further incentive for the Executive to achieve the financial and performance objectives of the Company, the parties desire to enter this Agreement; and
WHEREAS, the Company desires to set forth the rights and responsibilities of the Executive and the compensation payable to the Executive, as modified from time to time.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and Executive hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES
During the period of his employment hereunder, Executive agrees to serve as the Senior Vice President and Chief Financial Officer (CFO) of the Company. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company. Failure to reelect or reappoint Executive as Senior Vice President and Chief Financial Officer (CFO) without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

2.	TERMS AND DUTIES
(a)The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for thirty-six (36) full calendar months thereafter. Commencing on December 31, 2015, and continuing on December 31st of each year thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal (“Non-Renewal Notice”) is provided to Executive at least thirty (30) days prior to any such Anniversary Date, in which event this Agreement shall terminate at the end of thirty-six (36) months following such Anniversary Date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Company (“Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to take action regarding non-renewal of the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.
(b)During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Company.

3.	COMPENSATION AND REIMBURSEMENT
(a)The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). In consideration of the services to be rendered by Executive hereunder, the Company and/or the Bank shall pay Executive as compensation a salary of not less than $400,000 per year (“Base Salary”). Such Base Salary shall be payable bi-weekly, or in accordance with the Company’s normal payroll practices. During the period of this Agreement, Executive’s Base Salary shall be reviewed annually; the first such review will be made no later than December 31, 2015. Any change in Executive’s Base Salary shall be effective from the first day of the next calendar year. Such review shall be conducted by a Committee designated by the Board of Directors of the Company and the Board of Directors of the Bank (collectively the “Boards”), and the Boards may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).
(b)Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement generally made available by the Company and/or the Bank currently and/or in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Company and/or the Bank in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than termination for Just Cause). Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.
(c)In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Company and/or the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.	OUTSIDE ACTIVITIES
Executive may serve as a member of the board of directors of business, community and charitable organizations subject to the approval of the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest. Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Company, and the Company shall reimburse Executive his reasonable expenses associated therewith.

5.	WORKING FACILITIES AND EXPENSES
Executive’s principal place of employment shall be the Company’s principal executive offices. The Company shall provide Executive, at his principal place of employment, with a private office, support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his duties under this Agreement. The Company shall reimburse Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement, including, without limitation, fees for memberships in such clubs and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Company, and travel and reasonable entertainment expenses. Reimbursement of such expenses shall be made upon presentation to the Company of an itemized account of the expenses in such form as the Company may reasonably require, provided, however that no reimbursement shall be made later than 45 days following the date on which the expense is incurred and substantiated by the Executive.

6.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION
(a)The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)
the involuntary termination by the Company or the Bank of Executive’s full-time employment hereunder for any reason other than (A) Disability or Retirement (as defined in Section 7 below), or (B) termination for Just Cause as defined in Section 8 hereof, provided that such termination of employment constitutes a “Separation from Service” within the meaning of Code Section 409A and the Treasury Regulations thereunder; or

(ii)	Executive’s resignation from the Company’s or Bank’s employ, upon any

(A)
failure to elect or reelect or to appoint or reappoint Executive as the Chief Financial Officer (CFO), or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above,

(B)	liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(C)	material breach of this Agreement by the Company.
Upon the occurrence of any event described in clauses (ii) (A), (B) or (C) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. The Company shall have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that the Bank may elect to waive such 30 day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B) or (C) above.

(iii)
Executive’s termination of employment pursuant to Section 6(a)(i) or Section 6(a)(ii) of this Agreement at any time following, a Change in Control during the term of this Agreement. For these purposes, a Change in Control of the Company or the Bank shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “BHCA”) as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is implemented; or (d) a proxy statement soliciting proxies from stockholders of the Company is distributed, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.
(b)Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 9(b), the Company and/or its subsidiaries shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, within sixty (60) days a lump sum equal to three (3) times the sum of (i) Executive’s Base Salary and (ii) the highest rate of bonus awarded to Executive during the prior three years, or if the event of termination occurs on or before January 31, 2016, the Executive’s target bonus award opportunity for 2015.
(c) Upon the occurrence of an Event of Termination, the Company and/or its subsidiaries will cause to be continued, at Company’s sole expense, life insurance, and nontaxable medical, dental and disability insurance coverage substantially identical to the coverage maintained by the Company and/or the Bank for Executive prior to his termination.  Such coverage or payment shall continue for thirty-six (36) months from the Date of Termination. If the Company or its subsidiaries cannot provide one or more of the benefits set forth in this Section 6(c) because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Company or its subsidiaries to penalties, then the Company shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within sixty (60) days after the later of the Executive’s Date of Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Company or its subsidiaries to penalties.
(d)Upon the occurrence of any Event of Termination, the Company and/or its subsidiaries shall pay the Executive within sixty (60) days a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which he would be entitled under the Company and/or the Bank’s defined benefit pension plan (and any other defined benefit plan maintained by the Company and/or the Bank) if he had the additional years of service that he would have had if he had continued working for the Company for a thirty-six (36) month period following his termination earning the salary that would have been paid during the remaining unexpired term of this Agreement (assuming, if a Change in Control as defined in Section 6(a)(iii) has occurred, that the annual Base Salary under Section 3(a) continues for the remaining unexpired term of this Agreement), determined as if each such plan had continued in effect without change in accordance with its terms as of the day prior to his actual date of his termination and as if such benefits were payable beginning on the first day of the month coincident with or next following his actual date of his termination, over (B) the present value of the benefits to which he is actually entitled under the Company and/or the Bank’s defined benefit pension plan (and any other defined benefit plan maintained by the Company and/or the Bank) as of the date of his termination, where such present values are to be determined using a discount rate of 6% and the mortality tables prescribed under Code Section 72.
(e)    For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the 36 months immediately preceding the Event of Termination. For all purposes hereunder, the definition of “Separation from Service” shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under this Section 6 is subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible taking into consideration Treasury Regulation Section 1.409A-1(b)(9)(iii)) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

(f)    Notwithstanding the preceding paragraphs of this Section, in the event that the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”), either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive (collectively referred as of the Change in Control Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then such Termination Benefits shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Executive are not subject to penalties under Code Sections 280G and 4999.

(g)    Executive shall not be entitled to any payments or benefits under this Section 6 unless and until the Executive executes a release of his claims against the Company, the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Code Section 409A and the ADEA, the release shall be provided to Executive no later than the date of his Separation from Service and Executive shall have no fewer than twenty-one (21) days to consider the release, and following Executive’s execution of the release, Executive shall have seven (7) days to revoke said release. Notwithstanding the foregoing, this Section 6(g) shall not apply in the event of the Executive’s Event of Termination pursuant to Section 6(a)(iii) hereof.

7.	TERMINATION UPON RETIREMENT, DISABILITY OR DEATH
(a)    For purposes of this Agreement, termination by the Company or the Bank of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Company or the Bank upon attainment of age 65, or such later date as determined to by the Board of Directors of the Company or the Bank, as applicable. Upon termination of Executive’s employment upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company or the Bank and other plans to which Executive is a party but shall not be entitled to the Termination Benefits specified in Section 6(b) through (d) hereof.
(b)    Termination of Executive’s employment based on “Disability” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. In the event of Executive’s Disability, the Company may terminate this Agreement, provided that the Company shall continue to be obligated to pay Executive his Base Salary for the remaining term of the Agreement, or one year, whichever is the longer period of time, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Company has provided or may provide on behalf of its employees or pursuant to any workman’s or social security disability program shall reduce the compensation to be paid to Executive pursuant to this paragraph. Disability payments hereunder shall commence within thirty (30) days of the Disability determination.
(c)    In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary as defined in Paragraph 3(a) at the rate in effect at the time Executive’s death for a period of one (1) year from the date of Executive’s death, and the Company or the Bank will continue to provide medical and dental coverage for Executive’s family for one (1) year after Executive’s death.

8.	TERMINATION FOR JUST CAUSE
In the event that employment hereunder is terminated by the Company for Just Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. The phrase “Just Cause” as used herein, shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Executive: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board will likely cause substantial economic damage to the Company or the Bank or substantial injury to the business reputation of the Company or Bank; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company or Bank; (iv) the continuing willful failure of the Executive to perform his duties to the Company or Bank (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Board; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Company. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause.Notwithstanding the foregoing, Just Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Just Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Just Cause as described above, the Board may suspend the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board. For purposes of this subparagraph, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith without reasonable believe that his action or omission was in the best interest of the Company and the Bank. Upon a finding of Just Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 9 below.

9.	NOTICE
(a)Any purported termination by the Company (for these purposes, termination by the Bank shall be deemed to be termination by the Company) or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
(b)“Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, except in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given). In the event of termination for Just Cause, termination shall be immediate upon the receipt of a Notice of Termination.
(c)If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, except in the event of termination for Just Cause, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement. If such dispute is not resolved within the term of the Agreement, the Bank shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing beyond the term of the Agreement.  Amounts paid under this Section following Notice of Termination shall be offset against or reduce any other amounts due under this Agreement.

10.	POST-TERMINATION OBLIGATIONS
(a)All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section during the term of this Agreement and for one (1) full year after the expiration or termination hereof.
(b)Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.	NON-COMPETITION
(a)Upon any termination of Executive’s employment hereunder, other than a termination (whether voluntary or involuntary) following a Change in Control, as a result of which the Company is paying Executive benefits under Section 6 of this Agreement, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination within twenty-five (25) miles of any existing branch of the Bank or any subsidiary of the Company or within twenty-five (25) miles of any office for which the Bank, the Company or a Bank subsidiary of the Company has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said area, cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive’s breach of this Section 11(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.
(b)Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Company or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

12.	SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS
(a)All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.
(b)Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive from the Bank, such compensation payments and benefits paid by the Bank will be subtracted from any amount due Executive under this Agreement. Payments pursuant to this Agreement shall be paid by the Company and/or the Bank and shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank on a quarterly basis.

13.	NO EFFECT EMPLOYEE BENEFITS PLANS OR PROGRAMS
The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Company, the Bank or by Executive, shall have no effect on the vested rights of Executive under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

14.	REQUIRED REGULATORY PROVISIONS
(a)Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
(b)The Company or the Bank may terminate the Executive’s employment at any time and for any reason, but any termination by the Company or the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

15.	NO ATTACHMENT
(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b)This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

16.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER
(a)This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.
(b)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(c)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17.	SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.	HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.	GOVERNING LAW
This Agreement shall be governed by the laws of the State of Delaware but only to the extent not superseded by federal law.

20.	ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by Executive and the third of whom shall be selected by the other two arbitrators. The panel shall sit in a location within fifty (50) miles from the location of the Company, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

21.	PAYMENT OF LEGAL FEES
All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, provided that the dispute or interpretation has been settled by Executive and the Company or resolved in Executive’s favor. Such payment or reimbursement shall be made by the Bank not later than two months after the dispute or interpretation is resolved in Executive’s favor.

22.	INDEMNIFICATION
During the term of this Agreement, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

23.	SUCCESSOR TO THE COMPANY
The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, as of the day and date first above written.

ATTEST:	INVESTORS BANCORP, INC.

/s/ Elaine Rizzo                     /s/Domenick Cama
Elaine Rizzo, SVP, Human Resources         Domenick Cama, SEVP, Chief Operating Officer

WITNESS:                        EXECUTIVE:

/s/ Elaine Rizzo                    /s/ Sean Burke
Elaine Rizzo, SVP Human Resources         Sean Burke